As filed with the Securities and Exchange Commission on  June 17, 2011 Registration No. 333-____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
 UNDER
THE SECURITIES ACT OF 1933

COUGAR OIL AND GAS CANADA, INC
 (Exact name of registrant as specified in its charter)

Alberta, Canada	N/A
State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 1120, 833-4th Avenue S.W. Calgary, AB Canada	T2P 3T5
(Address of Principal Executive Offices)	(Zip Code)

Cougar Oil and Gas Canada, Inc. Stock Option Plan
 (Full title of the plan)

WSM Tighe, Chief Executive Officer
Cougar Oil and Gas Canada, Inc.

Suite 1120, 833 - 4th Avenue S. W. Calgary, Alberta, Canada T2P 3T5

(Name and address of agent for service)

(403) 513-2663

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer (Do not check if a smaller reporting company)	Smaller reporting company x

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
	Amount	offering	aggregate	Amount of
Title of securities	to be	price per	offering	registration
to be registered	registered(1)	share (2)	price (2)	fee

Common stock, to be issued under
Cougar Oil and Gas Canada, Inc.
Stock Option Plan	6,650,000	$1.50	$9,975,000	$1,158.10

(1)
In addition, pursuant to Rule 416 (c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares  which may be issued pursuant to the above plan as a result of any future stock split, stock dividend, or similar adjustment.

(2)	Estimated pursuant to Rule 457(h) solely for the purposes of calculating the amount of the registration fee, based on the closing price reported on June 16, 2011 by the NASD OTC Bulletin Board.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 2 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously or concurrently filed by the Company with the Commission are hereby incorporated by reference in this registration statement:

1.	The registrant’s Annual Report on Form 20-F for the fiscal period ended December 31, 2010;
2.	The registrant’s most recently filed Form 6-K filed March 31, 2011; and
3.
The description of the shares of common stock contained in our Registration Statement on Form 8-A, filed on January 25, 2010 (SEC File No. 000- 53879), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents, except as to those parts excluded by rule or indicated therein as not subject to incorporation. Any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The following indemnification is an excerpt from the Company’s Bylaws:

SECTION 6.3 INDEMNITY

The Corporation shall indemnify a director or officer, former director or officer, or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs, executors, administrators and other legal representatives, from and against,

(a)
any liability and all costs, charges and expenses that he sustains or incurs in respect of any action, suit or proceeding that is proposed or commenced against him for and in respect of anything done or permitted by him in respect of the execution of the duties of his office; and

(b)
all other costs, charges and expenses that he sustains or incurs in respect of the affairs of the Corporation, except where such liability relates to his failure to act honestly and in good faith with a view to the best interests of the Corporation.

The Corporation shall also indemnify such persons in such other circumstances as the Act (The Alberta Corporations Act) permits or requires. Nothing in this section shall limit the right of any person entitled to indemnity to claim indemnity apart from the provision of this Section

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Registrants Stock Option Plan (incorporated by reference from the Annual Report on Form 20-F for the fiscal year ended December 31, 2010, filed with the Commission on March 31, 2011, exhibit 10.6)
5.1*	Opinion of Borden Ladner Gervais
23.1*	Consent of RBSM, LLP
23.2*	Consent of Borden Ladner Gervais (included in Exhibit 5.1)

* Filed herewith.

Item 9. Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

           The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                      (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

                      (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

                      (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

                      (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

(c)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the registration of the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on June 17, 2011

COUGAR OIL and GAS CANADA, INC.

/s/ William S. Tighe
William S. Tighe, CEO

Each person whose signature appears below constitutes and appoints William S. Tighe and Glenn Watt, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

(Signature)	(Title)	(Date)

/s/ William S. Tighe	Chairman and CEO (Principal Executive Officer)	June 17, 2011

/s/ Glenn Watt	Director and President	June 17, 2011

/s/ Richard C. Carmichael	CFO (Principal Accounting Officer)	June 17, 2011

/s/ William E. Brimacombe	Director	June 17, 2011

/s/ Michael J. Hamilton	Director	June 17, 2011

EXHIBIT INDEX

Exhibit No.	Description

4.1	Registrants Stock Option Plan (incorporated by reference from the Annual Report on Form 20-F for the fiscal year ended December 31, 2010, filed with the Commission on March 31, 2011, exhibit 10.6)
5.1*	Opinion of Borden Ladner Gervais
23.1*	Consent of RBSM, LLP
23.2*	Consent of Borden Ladner Gervais (included in Exhibit 5.1)

* Filed herewith.